    As filed with the Securities and Exchange Commission on December 4, 1995
                                                     Registration No. ________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933

                                   --------

                             ONCOGENE SCIENCE, INC.
             (Exact name of registrant as specified in its charter)

                                   --------


              Delaware                              13-3159796
    ------------------------------         ----------------------------
    (State or other jurisdiction of              (I.R.S. Employer
    incorporation or organization)              Identification No.)

       106 Charles Lindbergh Blvd.
             Uniondale, NY                             11553
    --------------------------------        -----------------------------
     (Address of principal executive                 (Zip Code)
     offices)


                                   --------

                             ONCOGENE SCIENCE, INC.
                        1993 INCENTIVE AND NON-QUALIFIED
                               STOCK OPTION PLAN
                            (Full title of the plan)

                                   --------

                             ROBERT L. VAN NOSTRAND
                             ONCOGENE SCIENCE, INC.
                          106 CHARLES LINDBERGH BLVD.
                           UNIONDALE, NEW YORK  11553
                                 (516) 222-0023
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   --------

                                    Copy to:

                        SPENCER W. FRANCK, JR., ESQUIRE
                           SAUL, EWING, REMICK & SAUL
                            3800 CENTRE SQUARE WEST
                        PHILADELPHIA, PENNSYLVANIA 19102
                                 (215) 972-1955

                                   --------

               See next page for calculation of registration fee.

                                   --------

         The prospectus included in this registration statement also relates to securities covered by the Registrant's registration statement on Form S-8 (File No. 33-8980) initially filed on September 24, 1986 and amended on December 21, 1990, and its registration statement on Form S-8 (File No. 33-38443) initially filed on December 21, 1990.

                        CALCULATION OF REGISTRATION FEE


==========================================================================================================
                                         Proposed          Proposed
       Title of         Amount to         Maximum           Maximum          Amount of Registration Fee(4)
   Securities to be         be        Offering Price       Aggregate
      Registered     Registered(1)       Per Share         Offering
                                                           Price(4)
----------------------------------------------------------------------------------------------------------
  Common Stock, Par   142,875(2)           $3.50       $  500,062.50
  Value $.01 Per      413,500(2)            4.00        1,654,000.00
  Share               321,500(2)            4.125       1,326,187.50
                      167,000(2)            4.375         730,625.00
                      555,125(3)            5.938       3,296,322.25
                      ----------                        ------------
                      1,600,000                        $7,507,207.25                   $2,588.69
                      =========                         ============
==========================================================================================================





(1) Pursuant to Rule 429 under the Securities Act of 1933, as amended, in addition to the shares reflected in the above table, the prospectus included as a part of this registration statement covers an aggregate of 1,800,000 shares of the Registrant's Common Stock (the "Previously Registered Shares") issuable pursuant to the Registrant's 1985 Stock Option Plan and 1989 Incentive and Non-Qualified Stock Option Plan, which were registered under the Registrant's registration statements on Form S-8 filed on September 24, 1986 (File No. 33-8980) and December 21, 1990 (File No. 33-38443). The Previously Registered Shares are not reflected in the above table, and no registration fee is being paid with respect thereto upon the filing of this registration statement.

(2) Represents shares issuable upon exercise of options previously granted under the 1993 Incentive and Non-Qualified Stock Option Plan (the "Plan").

(3) Represents shares issuable in connection with options available for grant under the Plan.

(4) The registration fee with respect to these shares has been computed in accordance with paragraph (c) and (h) of Rule 457, based upon, in the case of options previously granted, the stated exercise price of such options, and, in the case of options still available for grant, the average of the reported high and low sale prices of shares of the Common Stock on November 28, 1995.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.          PLAN INFORMATION.(1)

ITEM 2.          REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
                 INFORMATION.(1)

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.          INCORPORATION OF DOCUMENTS BY REFERENCE.

                 The documents listed in clauses (a), (b) and (c) below are incorporated herein by this reference thereto, and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by this reference in this registration statement and to be a part hereof from the date of filing of such documents:

      (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994.

      (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended December 30, 1994, and March 31 and June 30, 1995, and the Registrant's Current Reports on Form 8-K dated April 19, 1995 and August 2, 1995.

      (c) The description of the Common Stock contained in the registration statement filed by the Registrant to register such securities under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

ITEM 4.          DESCRIPTION OF SECURITIES.

                 Not applicable.

ITEM 5.          INTERESTS OF NAMED EXPERTS AND COUNSEL.

                 Not applicable.

----------------------------------

(1) The information called for by Part I of Form S-8 is currently included in the description of the Registrant's 1993 Incentive and Non-Qualified
    Stock Option Plan (the "Plan") delivered to eligible persons under the Plan. Pursuant to the Note to Part I of Form S-8, this information is not being filed with or included in this Form S-8.

    Pursuant to General Instruction C of Form S-8, this Registration Statement contains a prospectus prepared in accordance with the requirements of
    Part I of Form S-3 relating to reofferings and resales of shares of the Registrant's common stock acquired pursuant to the Plan by persons who may be deemed to be "affiliates" of the Registrant.

ITEM 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                 Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection therewith.

                 The Registrant's Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by law, indemnify all directors, officers, employees and agents of the Company. The Certificate of Incorporation also contains a provision eliminating the liability of directors of the Registrant to the Registrant or its stockholders for monetary damages, except under certain circumstances. The Certificate of Incorporation also permits the Registrant to maintain insurance to protect itself and any director, officer, employee or agent against any liability with respect to which the Corporation would have the power to indemnify such persons under the Delaware General Corporation Law. The Registrant maintains an insurance policy insuring its directors and officers against certain liabilities.

ITEM 7.          EXEMPTION FROM REGISTRATION CLAIMED.

                 Not applicable.

ITEM 8.          EXHIBITS.

                 The following is a list of exhibits filed as part of the Registration Statement:

                 5        Opinion of Saul, Ewing, Remick & Saul.

                 10       1993 Incentive and Non-Qualified Stock Option Plan.

                 23.1 Consent of KPMG Peat Marwick LLP, independent public accountants.

                 23.2 Consent of Saul, Ewing, Remick & Saul (contained in Exhibit No. 5).

                 24 Power of Attorney (included on signature page of the registration statement).

ITEM 9.          UNDERTAKINGS.

         (a)     The undersigned Registrant hereby undertakes:

                 (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                 (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

PROSPECTUS

                                1,204,500 SHARES

                             ONCOGENE SCIENCE, INC.

                                  COMMON STOCK

                             ----------------------


         This Prospectus relates to the offer and sale by certain stockholders (the "Selling Stockholders") of Oncogene Science, Inc., a Delaware corporation (the "Company"), of up to 1,204,500 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of the Company, which may be acquired from time to time by the Selling Stockholders upon their exercise of options under the Company's 1985 Stock Option Plan, 1989 Incentive and Non-Qualified Stock Option Plan and 1993 Incentive and Non-Qualified Stock Option Plan (the "Option Plans"). The distribution of the Shares may be effected in one or more transactions through one or more brokers or dealers, through privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at prices otherwise negotiated. None of the proceeds from the resale of the Shares will be received by the Company.

         The Company's Common Stock is included for quotation on the NASDAQ National Market System (the "NMS") under the symbol "ONCS." On November 28, 1995, the closing sales price of the Company's Common Stock as quoted on the NMS was $5.875 per share.


                             ----------------------

     INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES CERTAIN RISKS.
                      SEE "RISK FACTORS" ON PAGE 2 HEREOF.

                             ----------------------


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
            EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------



                The date of this Prospectus is December 4, 1995

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy and information statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         This Prospectus is part of a registration statement that the Registrant has filed with the Commission covering securities issuable pursuant to the Registrant's 1993 Incentive and Non-Qualified Stock Option Plan. This Prospectus also relates to securities issuable pursuant to the Registrant's 1985 Stock Option Plan and 1989 Incentive and Non-Qualified Stock Option Plan, which securities were covered by the Registrant's registration statements initially filed on September 24, 1986 (File No. 33-8980) and December 21, 1990 (File No. 33-38443), respectively. A copy of any document (but not exhibits thereto) incorporated by reference in the registration statement of which this Prospectus forms a part (or the registration statements covering the securities issuable pursuant to the Registrant's 1985 Stock Option Plan or 1989 Incentive and Non-Qualified Stock Option Plan), but which is not delivered with this Prospectus, will be provided by the Company without charge to any person to whom this Prospectus has been delivered, upon the oral or written request of such person. Such requests should be directed to Robert L. Van Nostrand, Vice President, Finance and Administration, Oncogene Science, Inc., 106 Charles Lindbergh Boulevard, Uniondale, New York 11553; telephone (516) 222-0023.

                                  RISK FACTORS

                 IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING SHARES OF THE COMMON STOCK OFFERED HEREBY.

         UNCERTAINTIES RELATED TO CLINICAL TRIALS. Before obtaining regulatory approvals for the commercial sale of any of its products under development, the Company must demonstrate through preclinical studies and clinical trials that the product is safe and effective for use in each target indication. The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and there can be no assurance that the Company's clinical trials will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products. In addition, clinical trials are often conducted with patients having the most advanced stages of the disease. During the course of treatment, these patients can die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested but which can nevertheless affect clinical trial results. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.

         The rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs and delays, which could have a material adverse effect on the Company. There can be no assurance that any proposed clinical trial schedules will be met or that any of the Company's products in development will receive marketing approval in any country on a timely basis, or at all. If the Company is unable to complete clinical trials or demonstrate the safety and efficacy of any particular product it is seeking to develop, the Company's business, financial condition and results of operation could be materially and adversely affected. See "Business -- Government Regulation."

         UNCERTAINTIES RELATED TO THE EARLY STAGE OF DEVELOPMENT; TECHNOLOGICAL UNCERTAINTIES. Nearly all of the Company's product candidates are in the research or development stage and only one proposed product has progressed to the clinical trial stage. There can be no assurance that product revenues will be realized on a timely basis, if ever.

         The development of new pharmaceutical products is highly uncertain and subject to a number of significant risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Potential products may be found ineffective or cause harmful side effects during preclinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale, be uneconomical, fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. There can be no assurance that the Company's product development efforts will be successfully completed, that required regulatory approvals can be obtained or that any products, if introduced, will be successfully marketed or achieve customer acceptance. Commercial availability of any of the Company's products, is not expected for a number of years, if at all.

         HISTORY OF LOSSES. The Company has sustained net losses from operations in each fiscal year since its inception, and anticipates that such losses will continue for some time. The Company has been, and will continue to be, dependent upon collaborative research revenues, government research grants, interest income and cash balances until products developed from its technology are commercially marketed. While the Company currently is involved in certain collaborative research programs with major pharmaceutical companies, there can be no assurance that such programs will not be terminated, that such programs will lead to the development of marketable or profitable products, that the Company will be able to secure additional collaborative research contracts in the future or that any future contracts, if any, will be profitable or will lead to the development of marketable or profitable products.

         NEED FOR FUTURE FUNDING; UNCERTAINTY OF ACCESS TO CAPITAL. The Company will require substantial additional funding in order to continue its research, product development, preclinical testing and clinical trials of its product candidates. The Company will also require additional funding for operating expenses and the pursuit of regulatory approvals for its product candidates. The Company's future capital requirements will depend on many factors, including continued scientific progress in its research and development programs, the size and complexity of these programs, progress with preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological and market developments, the establishment of additional collaborative arrangements, the cost of manufacturing arrangements, commercialization activities, and the cost of product in-licensing and strategic acquisitions, if any. There can be no assurance that the Company's cash reserves and other liquid assets, including the net proceeds of this offering and funding that may be received from the Company's commercial partners and interest income earned thereon, will be adequate to satisfy its capital and operating requirements.

         The Company intends to seek additional funding through arrangements with corporate collaborators and through public or private sales of the Company's securities, including equity securities. There can be no assurance, however, that additional funding will be available on reasonable terms, if at all. Any additional equity financings would be dilutive to the Company's stockholders. If adequate funds are not available, the Company may be required to curtail significantly one or more of its research and development programs and/or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies or product candidates.

         DEPENDENCE ON COLLABORATIVE RELATIONSHIPS. The Company has established collaborative arrangements with various pharmaceutical companies with respect to the discovery and development of drugs for various disease targets. The Company will be dependent upon these outside partners to conduct preclinical testing and clinical trials and to provide adequate funding for the Company's development programs. Under certain of these arrangements, the Company's commercial partners may have all or a significant portion of the development and regulatory approval responsibilities. Failure of the commercial partners to develop marketable products or to gain the appropriate regulatory approvals would have a material adverse effect on the Company's business, financial condition and results of operations.

         In most cases, the Company cannot control the amount and timing of resources its commercial partners devote to the Company's programs or potential products. If any of the Company's commercial partners were to breach or terminate its agreements with the Company or otherwise fail to conduct its collaborative activities in a timely manner, the preclinical or clinical development or commercialization of product candidates or research programs would be delayed, and the Company would be required to devote additional resources to product development and commercialization, or terminate certain development programs. The termination of collaborative arrangements would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that disputes will not arise in the future with respect to the ownership of rights to any technology developed with third parties. These and other possible disagreements between collaborators and the Company could lead to delays in the result in the collaborative research, development or commercialization of certain product candidates or could require or result in litigation or arbitration, which would be time-consuming and expensive, and would have a material adverse effect on the Company's business, financial condition and results of operations.

         NO ASSURANCE OF PROTECTION OF IMPORTANT PATENTS AND PROPRIETARY TECHNOLOGY. The Company's success depends in part on its ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. The Company has filed or acquired more than 95 applications for United States patents and over 110 applications for foreign patents. The Company currently owns 17 issued United States patents and 23 granted foreign patents. There can be no assurance that any of the Company's pending patent applications will be approved, that the Company will develop additional proprietary technologies that are patentable, that any patents issued to the Company or its licensors will provide a basis for commercially viable products or will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the ability of the Company to do business. In addition, patent law relating to the scope of claims in which the technology fields in which the Company operates is still evolving. Consequently, the degree of future protection for the Company's proprietary rights is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or, if patents are issued to the Company, design around the patented technologies developed by the Company. In addition, the Company could incur substantial costs in litigation if it is required to defend itself in patent suits brought by third parties or if it initiates such suits.

         The Company is aware of patent applications filed by, or patents issued to, other entities with respect to technology potentially useful to the Company and, in some cases, related to the products and processes being used or developed by the Company. The Company currently cannot assess the effect, if any, that these applications and/or patents may have on its future operations. The extent to which efforts by other researchers have resulted or will result in patents and the extent to which the issuance of patents to others would have a material adverse effect on the Company or would force the Company to obtain licenses from others, if available, currently is unknown.

         The Company is aware of several patents and patent applications owned by others who may allege infringement by the Company with respect to products the Company is seeking to develop. Although the Company does not believe that its operations or technology infringes upon any valid claim contained in any patent owned by any other person, there can be no assurance that the Company's operations or technology will not infringe upon the rights of any third party.

         The Company relies on secrecy to protect technology where patent protection is not believed to be appropriate or obtainable. The Company has entered, and will continue to enter, into confidentiality agreements with its employees, consultants, licensors and collaborative partners. There can be no assurance, however, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, that such obligations of confidentiality will be honored or that the Company will be able to effectively protect its rights to proprietary information.

         GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL. The Company's research, preclinical testing and clinical trials of its product candidates are, and the manufacturing and marketing of its products will be, subject to extensive and rigorous regulation by numerous governmental authorities in the United States and in other countries where the Company intends to test and market its product candidates.

         Prior to marketing, any product developed by the Company must undergo an extensive regulatory approval process. This regulatory process, which includes preclinical testing and clinical trials, and may include post-marketing surveillance, of each compound to establish its safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejections may be encountered based upon changes in FDA policy for drug approval during the period of product development and FDA regulatory review of each submitted new drug application ("NDA"). Similar delays may also be encountered in foreign countries. There can be no assurance that regulatory approval will be obtained for any drugs developed by the Company. Moreover, regulatory approval may entail limitations on the indicated use of the drug. Further, even if regulatory approval is obtained, a marketed drug and its manufacturer are subject to continuing review. Discovery of previously unknown problems with a product or manufacturer may have adverse effects on the Company's business, financial condition and results of operations, including withdrawal of the product from the market. Violations of regulatory requirements at any stage,including preclinical testing and clinical trials, the approval process or post-approval, may result in various adverse consequences including the FDA's delay in approving or its refusal to approve a product, withdrawal of an approved product from the market and the imposition of criminal penalties against the manufacturer and NDA holder. The

Company has not submitted any Investigational New Drug application for any product candidate, and no product candidate has been approved for commercialization in the United States or elsewhere. No assurance can be given that the Company will be able to obtain FDA approval for any products. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested will delay or preclude the Company or its licensees or marketing partners from marketing the Company's products or limit the commercial use of the products and will have a material adverse effect on the Company's business, financial condition and results of operations.

         COMPETITION AND RISK OF TECHNOLOGICAL OBSOLESCENCE. The Company operates in a rapidly evolving field. New developments are expected to continue at a rapid pace in both industry and in academia. Competition in technology development from large pharmaceutical companies, biotechnology companies, joint ventures, research and academic institutions and others is intense and expected to increase. Many of these companies and institutions have substantially greater capital resources, research and development staffs, experience and facilities than the Company. These entities represent significant long-term competition for the Company. In addition, the Company's competitors might succeed in developing technologies that are more effective than those that are being developed by the Company or that otherwise would render the Company's technologies obsolete or noncompetitive.

         UNCERTAINTIES RELATED TO PHARMACEUTICAL PRICING AND REIMBURSEMENT.
The Company's business, financial condition and results of operations may be materially adversely affected by the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing and/or profitability of prescription pharmaceuticals are subject to government control. In the United States, the Company expects that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on pharmaceutical pricing. Cost control initiatives could decrease the price that the Company or any of its licensees receives for any products it may develop and sell in the future and have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that cost control initiatives have a material adverse effect on the Company's commercial partners, the Company's ability to commercialize its products may be adversely affected.

         The Company's ability to commercialize pharmaceutical products may depend in part on the extent to which reimbursement for the products will be available from government and health administration authorities, private health insurers and other third-party payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third-party payors, including Medicare, are increasingly challenging the prices charged for medical products and services. There can be no assurance that any third-party insurance coverage will be available to patients for any products developed by the Company. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. If adequate coverage and reimbursement levels are not provided by government and other third-party payors for the Company's products, the market acceptance of these products would be adversely affected.

         NO MANUFACTURING EXPERIENCE; RELIANCE ON THIRD-PARTY MANUFACTURING. The Company's strategy for development and commercialization of certain of its products is dependent upon entering into various arrangements with research collaborators, commercial partners and others and upon the subsequent success of these third parties in performing their obligations.

         The Company has no experience in manufacturing products for commercial purposes and does not have manufacturing facilities. Consequently, the Company will be dependent on its commercial partners or contract manufacturers for the production of products for development and commercial purposes. The manufacture of the Company's products for clinical trials and commercial purposes is subject to current Good Manufacturing Practice ("GMP") regulations promulgated by the FDA. In the event that the Company is unable to obtain or retain third-party manufacturing, it will not be able to commercialize its products as planned. There can be no assurance that the Company will be able to enter into agreements for the manufacture of future products with manufacturers whose facilities and procedures comply with GMP and other regulatory requirements. The Company's current dependence upon others for the manufacture of its products may adversely affect its profit martin, if any, on the sale of future products and the Company's ability to develop and deliver products on a timely and competitive basis.

         POTENTIAL PRODUCT LIABILITY; UNCERTAINTIES RELATED TO INSURANCE. The use of any of the Company's potential products in clinical trials and the sale of any approved products, including the testing and commercialization of pimagedine, may expose the Company to liability claims resulting from the use of products or product candidates. These claims might be made directly by consumers, pharmaceutical companies or others. The Company maintains a limited amount of product liability insurance coverage for claims arising from the use of its products in clinical trials. However, coverage is becoming increasingly expensive, and no assurance can be given that the Company will be able to maintain insurance or, if maintained, that it will be sufficient to protect the Company against liability that could have a material adverse effect on the Company's business, financial conditions and results of operations. There can be no assurance that the Company will be able to obtain commercially reasonable product liability insurance for any product approved for marketing in the future or that insurance coverage and the resources of the Company would be sufficient to satisfy any liability resulting from product liability claims. A successful product liability claim or series of claims brought against the Company could have a material adverse effect on its business, financial condition and results of operations.

         ATTRACTION AND RETENTION OF KEY EMPLOYEES AND CONSULTANTS. The Company is highly dependent on the principal members of its management and scientific staff. The loss of services of any of these personnel could impede the achievement of the Company's development objectives. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain personnel on acceptable terms given the competition between pharmaceutical and health care companies, universities and nonprofit research institutions for experienced scientists. In addition, the Company relies on consultants to assist the Company in formulating its research and development strategy. All of Oncogene Science's consultants are employed by employers other than the Company and may have commitments to or consulting or advisory contracts with other entities that may limit their availability to the Company.

         RISK OF HAZARDOUS MATERIAL CONTAMINATION. The activities of the Company involve and will involve the controlled use of hazardous materials. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for damages that result, and any such liability could exceed its resources or otherwise have a material adverse impact on the Company.

         IMPACT OF "IN-THE-MONEY" OPTIONS AND WARRANTS. The Company currently has outstanding, and may in the future issue, options and warrants to purchase shares of the Company's Common Stock. To the extent such options and warrants are in-the-money relative to the price of the Company's Common Stock as quoted on the NMS, the exercise of such options and warrants may have the effect of depressing the market price of the Company's Common Stock and reducing its liquidity. In addition, the existence of options and warrants that may be exercised for shares of the Company's Common Stock at less than its then current market value may make it more difficult or expensive for the Company to obtain equity capital in the future.

         VOLATILITY OF COMMON STOCK PRICE; MARKET FOR THE COMMON STOCK; NO DIVIDENDS. The market prices for securities of biotechnology and pharmaceutical companies, including Oncogene Science, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new therapeutic products by the Company or others, clinical trial results, developments concerning agreements with collaborators, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of drugs developed by the Company or others, future sales of substantial amounts of Common Stock by existing stockholders and general market conditions can have an adverse effect on the market price of the Common Stock. The realization of any of the risks described in these "Risk Factors" could have a dramatic and adverse impact on market prices. The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any such dividends.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the securities covered by this Prospectus.

                              SELLING STOCKHOLDERS

         This Prospectus relates to the Shares that may be acquired by the Selling Stockholders pursuant to the exercise of options that have been, or may be in the future, granted pursuant to the Option Plans. The following table sets forth certain information with respect to Selling Stockholders who currently hold options to purchase Shares. The Company is unaware of whether the Selling Stockholders listed below presently intend to sell the Shares they may acquire upon exercise of options. The Company in the future may grant additional options to the persons listed below and to persons other than those listed below whose subsequent sale of Shares will be covered by this Prospectus, which, in such case, will be supplemented.

                                                                                         Number of Shares (and
                                                                                         Percentage of
                                   Number of Shares          Number of Shares Offered    Outstanding Shares)
                                   Beneficially Owned        for Selling                 Beneficially Owned
 Name and                          Prior to this             Stockholder's               After Completion of
 Position with the Company         Offering(1)               Account(2)                  this Offering (3)
 -------------------------         ----------------------    ------------------------    ----------------------
 G. Morgan Browne                  60,116(4)                 57,500(2)                   42,150(*)(4)
    Director

 J. Gordon Foulkes, Ph.D.          111,889(5)                161,500                     None
    Vice President, Chief
    Scientific Officer and
    Director

 Gary E. Frashier                  192,270(6)                250,000                     8,934(*)
    Chief Executive Officer and
    Director

 John H. French II                 40,489(7)                 63,000(2)                   6,500(*)
    Director

 Edwin A. Gee, Ph.D.               117,966(5)                157,000(2)                  None
    Chairman of the Board and
    Director

 Colin Goddard                     31,681(8)                 93,000                      800(*)
    Vice President,
    Pharmaceutical Operations

 Walter M. Lovenberg,  Ph.D.       53,000(9)                 70,000(2)                   1,000(*)
    Director

 Steve M. Peltzman                 113,844(10)               212,500                     14,599(*)
    President, Chief Operating
    Officer and Director

 Ann H. Rose, Ph.D.                24,625(5)                 70,000                      None
    Vice President, TGF-Beta3
    Program and Regulatory
    Affairs

 Robert L.Van Nostrand,            53,053(11)                70,000                      450(*)
    Vice President,
    Finance and
    Administration


-------------------

*  Denotes less than 1% of class.

(1) The number of shares of Common Stock beneficially owned by any Selling Stockholder includes shares subject to options or warrants held by the Selling Stockholder that are exercisable within 60 days of the date of this Prospectus.

(2) Represents shares of Common Stock that may be acquired through the exercise of options granted pursuant to the Option Plans, without regard to whether such options are, or when they become, exercisable. For each of Messrs. Browne and French and Drs. Gee and Lovenberg, this number includes 20,000 shares subject to options granted contingent upon approval by the Company's stockholders at the 1996 annual meeting of stockholders of an amendment to the 1993 Incentive and Non-Qualified Stock Option Plan.

(3) Computed in each case by assuming that all options (without regard to when such options become exercisable) granted to the Selling Stockholder under the Option Plans have been exercised and that the Shares acquired in connection with such exercise were disposed of by the Selling Stockholder. For purposes of computing the percentage of the Company's Common Stock owned by the Selling Stockholder after completion of this offering, it is assumed that the total number of shares of the Company's outstanding Common Stock includes such Shares.

(4) Includes 400 shares owned by Mr. Browne's wife as to which Mr. Browne disclaims beneficial ownership. Includes (only as to the number of shares reflected as beneficially owned prior to this offering) 17,966 shares that may be acquired at or within 60 days of November 30, 1995 pursuant to the exercise of outstanding options. Also includes 21,750 shares owned by Cold Spring Harbor Laboratory, of which Mr. Browne is an executive officer. Mr. Browne disclaims beneficial ownership of the shares owned by Cold Spring Harbor Laboratory.

(5) Consists entirely of shares that may be acquired at or within 60 days of November 30, 1995 pursuant to the exercise of outstanding options.

(6) Includes (only as to the number of shares reflected as beneficially owned prior to this offering) 183,336 shares that may be acquired at or within 60 days of November 30, 1995 pursuant to the exercise of outstanding options.

(7) Includes 33,989 shares that may be acquired at or within 60 days of November 30, 1995 pursuant to the exercise of outstanding options.

(8) Includes 30,881 shares that may be acquired at or within 60 days of November 30, 1995 pursuant to the exercise of outstanding options.

(9) Includes 52,000 shares that may be acquired at or within 60 days of November 30, 1995 pursuant to the exercise of outstanding options.

(10) Includes 99,245 shares that may be acquired at or within 60 days of November 30, 1995 pursuant to the exercise of outstanding options.

(11) Includes 52,603 shares that may be acquired at or within 60 days of November 30, 1995 pursuant to the exercise of outstanding options.

                              PLAN OF DISTRIBUTION

   The Shares of Common Stock covered by this Prospectus are being registered by the Company for the account of the Selling Stockholders. The Company will pay all expenses of registering the Shares, but will not receive any of the proceeds from sales by any of the Selling Stockholders. The Company understands that none of such Shares will be offered through underwriters.

   The Shares may be sold from time to time by the Selling Stockholders either through one or more brokers or dealers, through privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at prices otherwise negotiated. In connection therewith, the Selling Stockholders and participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, and commissions or discounts or any profit realized on the sale of Shares received by a Selling Stockholder or any such broker or dealer may be deemed to be underwriting commissions or discounts within the meaning of the Securities Act. As of the date of this Prospectus, the Company understands that none of the Selling Stockholders has any agreement, arrangement or understanding with any brokers or dealers concerning the distribution of Shares.

                      DOCUMENTS INCORPORATED BY REFERENCE

   Incorporated herein by reference and made a part hereof are: (1) the description of the Company's Common Stock contained in the registration statement filed by the Company to register such securities under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description, (2) the Company's Annual Report on Form 10-K for the year ended September 30, 1994, (3) the Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1994, and March 31 and June 30, 1995, and
(4) the Company's Current Reports on Form 8-K dated April 19, 1995 and August 2, 1995, which documents are on file with the Commission. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

                                INDEMNIFICATION

   Under the provisions of Article Six of the Company's By-laws, the Company is required to indemnify, to the fullest extent permitted by applicable law as it presently exists or hereafter may be amended, any person who was or is made or is threatened to be made a party to, or is otherwise involved in, any action, suit or other proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, against all liability and loss suffered and expenses incurred by such person. The Company is required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Company.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

==================================================

                 TABLE OF CONTENTS

                                                Page
                                                ----
Available Information . . . . . . . . . . . .   A-2
Risk Factors  . . . . . . . . . . . . . . . .   A-2
Use of Proceeds . . . . . . . . . . . . . . .   A-8
Selling Stockholders  . . . . . . . . . . . .   A-8
Plan of Distribution  . . . . . . . . . . . .  A-10
Documents Incorporated by Reference . . . . .  A-11
Indemnification . . . . . . . . . . . . . . .  A-11

                 ------------------

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offer contained in this Prospectus, and, if given or made, such information or representation must not be relied upon. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.
This Prospectus does not constitute an offer or a solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to anyone to whom it is unlawful to make such offer or solicitation.

==================================================


==================================================



            ONCOGENE SCIENCE, INC.



             ---------------------

               1,204,500 Shares

                 Common Stock

             ---------------------




                  PROSPECTUS

               December 4, 1995




==================================================

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Uniondale, State of New York, on December 1, 1995.

                                        ONCOGENE SCIENCE, INC.


                                        By: /s/ Gary E. Frashier
                                            ---------------------
                                            Gary E. Frashier,
                                            Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints Gary E. Frashier and Robert L. Van Nostrand, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                 Title                                 Date
              ---------                                 -----                                 ----
 /s/ Gary E. Frashier                    Chief Executive Officer                        December 1, 1995
 ---------------------------------       and Director
  Gary E. Frashier

 /s/ Steve M. Peltzman                   President, Chief Operating Officer and         December 1, 1995
 --------------------------------        Director
 Steve M. Peltzman

 /s/ J. Gordon Foulkes                   Vice President, Chief Scientific               December 1, 1995
 ---------------------------------       Officer and Director
 J. Gordon Foulkes

 /s/ Robert L. Van Nostrand              Vice President, Finance and                    December 1, 1995
 ------------------------------          Administration (Principal Financial
 Robert L. Van Nostrand                  and Accounting Officer)

 /s/ G. Morgan Browne                                  Director                         December 1, 1995
 ------------------------------
 G. Morgan Browne

 /s/ John H. French, II                                Director                         December 1, 1995
 ---------------------------------
 John H. French, II

 /s/ Edwin A. Gee, Ph.D.                               Director                         December 1, 1995
 ------------------------------
 Edwin A. Gee, Ph.D.

 /s/ Walter M. Lovenberg, Ph.D.                        Director                         December 1, 1995
 ------------------------------
 Walter M. Lovenberg, Ph.D.

 /s/ Walter M. Miller                                  Director                         December 1, 1995
 -----------------------------------
 Walter M. Miller

 /s/ Gary Takata                                       Director                         December 1, 1995
 -----------------------------------
 Gary Takata

 /s/ John P. White                                     Director                         December 1, 1995
 -----------------------------------
 John P. White

                                 EXHIBIT INDEX


 EXHIBIT NO.                               EXHIBIT
 -----------                               -------
 5                   Opinion of Saul, Ewing, Remick & Saul.

 10                  1993 Incentive and Non-Qualified Stock Option Plan.

 23.1 Consent of KPMG Peat Marwick LLP, independent public accountants.

 23.2                Consent of Saul, Ewing, Remick & Saul (Contained in
                     Exhibit No. 5).

 24                  Power of Attorney authorizing Gary E. Frashier and
                     Robert L. Van Nostrand to sign the Registration
                     Statement (included in signature page of the Registration Statement).